Exhibit 10.17

July 15, 2021

Timothy Lavelle

At the Address on File with the Company

Re:	Director Transaction Bonus

Dear Tim:

In recognition of your service as a member of the Board of Directors of Rotech Healthcare Holdings Inc. (the “Board”) in connection with its initial public offering (“IPO”), the Board has selected you to receive a special transaction bonus in connection with the IPO (the “Transaction Bonus”), payable in a combination of cash, stock options and restricted stock units, as set forth below. Please read the terms of this letter carefully.

1.            Forms of Payment; Vesting. Provided you continue to serve as a member of the Board through the date of the IPO (the “IPO Date”), you will be entitled to receive the Transaction Bonus, which shall have an aggregate value of $58,500 and shall be payable in the following forms:

(ii)	a cash payment in the amount of $19,500, which shall vest and be paid to you on the IPO Date;

(iii)	a stock option award granted under the Rotech Healthcare Holdings Inc. 2021 Omnibus Incentive Plan (the “Stock Plan”) with a grant date fair value equal to $19,500 determined as of the IPO Date and a five (5)-year term (the “Transaction Stock Option Award”), which shall vest in equal installments on each of the 6-, 12- and 18-month anniversaries of the IPO Date, provided you continue to serve as a member of the Board through each applicable vesting date, and

(iv)	a restricted stock unit award granted under the Stock Plan with a grant date fair value equal to $19,500 determined as of the IPO Date (the “Transaction RSU Award”), which shall vest in equal installments on each of the 6-, 12- and 18-month anniversaries of the IPO Date, provided you continue to serve as a member of the Board through each applicable vesting date.

2.            Treatment on Termination. In the event your service as a member of the Board is terminated by Rotech Healthcare Holdings Inc. (the “Company”) following the IPO Date without Cause (as defined under the Stock Plan) or due to your failure to be re-elected at an annual stockholders’ meeting, any portion of the Transaction Stock Option Award and Transaction RSU Award that is unvested as of the date of your termination from the Board shall immediately vest in full and any vested portion of the Transaction Stock Option Award shall remain outstanding for the remainder of its original term. In the event your service as a member of the Board is terminated due to your resignation for any reason following the IPO Date, any portion of the Transaction Stock Option Award and Transaction RSU Award that is unvested as of the date of your resignation shall be forfeited and cancelled for no consideration and any vested portion of the Transaction Stock Option Award shall be treated in accordance with the terms of the Stock Plan and the applicable award agreement. In the event your service as a member of the Board is terminated by the Company for Cause following the IPO Date, any portion of the Transaction Stock Option Award (whether vested or unvested) and any unvested portion of the Transaction RSU Award that remains outstanding as of the date of such termination shall be forfeited and cancelled for no consideration.

3.            General Provisions.

(a)           Expiration. Notwithstanding anything herein to the contrary, unless otherwise extended by the Board, in the event the IPO Date does not occur by October 23, 2022, this letter shall terminate ab initio and shall be of no further force and your eligibility to receive the Transaction Bonus hereunder shall be forfeited and cancelled for no consideration. For the avoidance of doubt, in the event you cease to serve as a member of the Board through the IPO Date for any reason, this letter shall terminate ab initio and shall be of no further force and your eligibility to receive the Transaction Bonus hereunder shall be forfeited and cancelled for no consideration.

(b)           Amendments and Waivers. Any provision of this letter may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.

(c)           Counterparts. This letter may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(d)           Administration. The Board will have the authority to administer and interpret this letter in its sole discretion and any determinations made by the Board will be final, binding and conclusive.

(e)           Notices. All notices, requests, demands and other communications under this letter must be in writing and addressed to (i) the Company at its corporate headquarters and to the attention of its General Counsel and (ii) to you at the address on file with the Company from time to time.

(f)            Taxes. Any amounts payable or otherwise provided in connection with the Transaction Bonus are subject to applicable federal, state and local taxes and tax reporting. As a non-employee director, you are responsible for the payment of all taxes related to the Transaction Bonus.

(g)           Governing Law. The laws of the State of Florida, without giving effect to its conflict of laws principles, govern all matters arising out of or relating to this letter, including its interpretation, construction, performance and enforcement.

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We thank you for the service you have rendered to the Company in the past and look forward to your continued service. Please acknowledge your acceptance of the terms of this letter by signing below and returning a copy of this letter to me.

Sincerely,

Rotech Healthcare Holdings Inc.

/s/ Tim Pigg
Name: Timothy Pigg
Title: Chief Executive Officer

ACKNOWLEDGED:

/s/ Timothy Lavelle
Timothy Lavelle

Date: July 15, 2021